EXHIBIT 2.1






                                     REVISED

                                MERGER AGREEMENT



                             DATED NOVEMBER 9, 2004



                                      AMONG

                          ONESOURCE TECHNOLOGIES, INC.,

                    FIRST FINANCIAL COMPUTER SERVICES, INC.,

                               ROBERT H. THOMASON,

                                MARY H. THOMASON,

                               RANDY H. THOMASON,

                                       AND

                                 JON M. THOMASON







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                                TABLE OF CONTENTS

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SECTION 1 MERGER OF THE COMPANY AND ONESOURCE.................................1

   1.1  MERGER................................................................1
   1.2  EFFECT OF THE MERGER..................................................1
   1.3  NAME OF ONESOURCE.....................................................1
   1.4  ARTICLES OF INCORPORATION AND BYLAWS..................................1
   1.5  STATUS AND CONVERSION OF SECURITIES...................................1
   1.6  FURTHER DOCUMENTS.....................................................2
   1.7  EFFECTIVE DATE........................................................2
   1.8  THE CLOSING...........................................................2

SECTION 2  REPRESENTATIONS AND WARRANTIES.....................................3

   2.1  REPRESENTATIONS AND WARRANTIES OF COMPANY.............................3
   2.2  FURTHER REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS...............10
   2.3  REPRESENTATIONS AND WARRANTIES OF ONESOURCE..........................12
   2.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................16

SECTION 3  PRE-CLOSING COVENANTS.............................................16

   3.1  COVENANTS OF SHAREHOLDERS AND THE COMPANY............................16
   3.2  COVENANTS OF ONESOURCE...............................................19

SECTION 4  CONDITIONS PRECEDENT TO OBLIGATIONS...............................21

   4.1  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ONESOURCE.................21
   4.2  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
        AND SHAREHOLDERS.....................................................22

SECTION 5  POST-CLOSING COVENANTS............................................23

   5.1  SECTION 338(H)(10) ELECTION..........................................23
   5.2  COVENANTS OF SHAREHOLDERS............................................23
   5.3  NON-COMPETITION, NON-DISCLOSURE, AND NON-SOLICITATION................24
   5.4  EMPLOYMENT AGREEMENTS................................................25
   5.5  REGISTRATION RIGHTS..................................................26
   5.6  PROTECTIVE PROVISIONS................................................26
   5.7  FURTHER ASSURANCES...................................................29

SECTION 6  WAIVER, MODIFICATION, ABANDONMENT.................................29

   6.1  WAIVERS..............................................................29
   6.2  MODIFICATION.........................................................29
   6.3  ABANDONMENT PRIOR TO CLOSING DATE....................................29
   6.4  NOTICE OF TERMINATION................................................30
   6.5  AUTOMATIC TERMINATION................................................30
   6.6  EFFECT OF ABANDONMENT................................................30

SECTION 7  INDEMNIFICATION...................................................30

   7.1  INDEMNIFICATION BY SHAREHOLDERS......................................30

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                              TABLE OF CONTENTS
                                  (continued)

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   7.2  INDEMNIFICATION BY ONESOURCE.........................................30
   7.3  NOTICE AND RIGHT TO DEFEND THIRD-PARTY CLAIMS........................31
   7.4  INDEMNIFICATION NOT TO BE SOLE REMEDY................................32

SECTION 8  GENERAL...........................................................32

   8.1  BROKERS AND FINDERS..................................................32
   8.2  NOTICES..............................................................32
   8.3  BINDING NATURE OF AGREEMENT; NO ASSIGNMENT...........................33
   8.4  NO THIRD-PARTY BENEFICIARIES.........................................33
   8.5  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS..............................33
   8.6  SCHEDULES AND EXHIBITS; ENTIRE AGREEMENT.............................33
   8.7  CONTROLLING LAW......................................................34
   8.8  INDULGENCES, NOT WAIVERS.............................................34
   8.9  COSTS AND EXPENSES; ATTORNEYS' FEES..................................34
   8.10  SECTION HEADINGS....................................................34
   8.11  EXECUTION IN COUNTERPARTS...........................................34
   8.12  PROVISIONS SEVERABLE................................................35
   8.13  CONSTRUCTION........................................................35










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                            REVISED MERGER AGREEMENT


     THIS MERGER AGREEMENT ("Agreement") is made this 9th day of November, 2004, by and among OneSource Technologies, Inc., a Delaware corporation ("OneSource"), First Financial Computer Services, Inc., an Arkansas corporation (the "Company"), and Robert H. Thomason, Mary H. Thomason, Randy H. Thomason, and Jon
M. Thomason (each a "Shareholder" and, collectively, the "Shareholders").

     Shareholders own all of the issued and outstanding capital stock of the Company. The parties hereto desire that the Company be merged with and into OneSource on the terms and conditions set forth in this Agreement (the "Merger").

     The Parties executed a Merger Agreement dated June 14, 2004 (the "June Agreement"). This Agreement replaces and supersedes the June Agreement in its entirety.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

                                    SECTION 1
                       MERGER OF THE COMPANY AND ONESOURCE

     1.1 Merger. On the Effective Date (as defined in Section 1.7), the Company shall be merged with and into OneSource, which shall be the surviving corporation, pursuant to the Agreement and Plan of Merger attached as Exhibit A hereto (the "Agreement and Plan of Merger"). At the time of Closing (as defined below), OneSource shall cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware and Shareholders shall cause Articles of Merger to be filed with the Secretary of State of Arkansas.

     1.2 Effect of the Merger. Upon the Merger becoming effective, the separate existence of the Company shall cease, and OneSource shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of the Company, all without further act or deed, as provided in Section 259 of the Delaware General Corporation Law Act.

     1.3 Name of OneSource. The name of OneSource shall be changed to a name to be mutually reasonably agreed upon prior to Closing.

     1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of OneSource as in effect on the Effective Date shall be, from and after the Effective Date, the Articles of Incorporation and Bylaws of OneSource until they are amended.

     1.5 Status and Conversion of Securities.

     (a) Conversion of Company Stock. Upon the Merger becoming effective, the shares of common stock, no par value per share, of the Company issued and outstanding on

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the Effective Date (the "Shares"), by reason of the Merger and upon surrender to
OneSource by the holders thereof, shall be converted into the following:

          (i) Cash in the aggregate amount of $1,500,000 (the "Cash") in a cashier's or certified check or by wire transfer of funds to an account specified by Shareholders; and

          (ii) An aggregate of 9,500,000 shares of One Source's common stock, par value $.001 per share (the "OneSource Common Stock"); and

          (iii) Four promissory notes in the aggregate principal amount of $1,000,000, in the form attached as Exhibit B hereto (the "OneSource Promissory Notes").

     (b) Exchange of Certificates. On and after the Effective Date, each holder (other than OneSource) of an outstanding certificate or certificates representing the Shares, upon surrender thereof to OneSource, shall be entitled to receive in exchange therefor (i) an amount of Cash, (ii) a certificate or certificates representing the number of shares of OneSource Common Stock, and
(iii) a OneSource Promissory Note in the principal amount into which the Shares theretofore represented by such surrendered certificate or certificates shall have been converted as illustrated and provided for on Schedule 1.5(b) hereto. Until so surrendered, each outstanding certificate representing Shares shall be deemed for all purposes to represent the amount of cash, the number of shares of OneSource Common Stock, and the principal amount of OneSource Promissory Note into which the Shares theretofore represented thereby shall have been converted. At the Closing, OneSource shall make available, for the benefit of Shareholders, the amount of Cash, the number of shares of OneSource Common Stock, and the OneSource Promissory Note required for conversion in accordance with this Agreement.

     1.6 Further Documents. From time to time, on and after the Effective Date, as and when requested by OneSource or its successors or assigns, the appropriate officers and directors of the Company as of the Effective Date shall, at the expense of OneSource, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as OneSource or its successors or assigns may deem necessary or desirable in order to confirm of record or otherwise to OneSource title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of the Company and otherwise to carry out fully the provisions and purposes of this Agreement.

     1.7 Effective Date. The Merger shall become effective on the later to occur of (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) the filing of Articles of Merger with the Secretary of State of the State of Arkansas (the "Effective Date").

     1.8 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place as promptly as practicable (and in any event within three business days after the satisfaction or waiver of the conditions set forth in Section 4 of this Agreement), at the offices of Rogers & Theobald LLP, 2425 East Camelback Road, Suite 850, Phoenix, Arizona

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85016, or such other time and place as the parties may otherwise agree. The date of the Closing is sometimes referred to herein as the "Closing Date." The parties agree that the following shall occur at the Closing:

          (a) The Company and Shareholders shall have satisfied each of the conditions set forth in Section 4.1 and shall deliver to OneSource the documents, certificates, opinions, consents, and letters required by
Section 4.1.

          (b) OneSource shall have satisfied each of the conditions set forth in
Section 4.2 and shall deliver to the Company and Shareholders the documents, certificates, opinions, consents, and letters required by
Section 4.2.

          (c) The parties shall cause the Merger to be consummated by filing the Certificate of Merger and Articles of Merger as set forth in Section 1.1.

          (d) At the Closing, OneSource shall issue and deliver the Cash, the certificates representing the Common Stock, and the OneSource Promissory Notes, as set forth in Section 1.5.

                                   SECTION 2
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Company. Except as otherwise set forth in the Company's and Shareholders' Disclosure Schedule which shall be delivered no later than seven (7) days after conclusion of the audit described in Section 4.1(h) below (the "Audit"), relate back to the representation and warranties of the Company and Shareholder's as if made as of the date of this Agreement and will be attached hereto and which will be acknowledged as received by OneSource, the Company and each Shareholder, jointly and severally, represents and warrants to OneSource as follows:

     (a) Due Incorporation, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Arkansas, with all requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. To the knowledge of the Company, the Company is not subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. The Company's and Shareholders' Disclosure Schedule will include a list setting forth, as of the date of this Agreement, each jurisdiction in which the Company is qualified to do business.

     (b) Power to Execute Agreement; Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The Shareholders and the Board of Directors of Company have taken all action necessary to authorize and approve the execution and delivery of this Agreement, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Company, including a meeting of shareholders, are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by

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the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes the legal, valid, and binding obligation of, the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     (c) Capital Stock. As of the date hereof, the Company has an authorized capital stock consisting of 300 shares of common stock, no par value, of which 300 shares of common stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been validly authorized and issued and are fully paid and nonassessable.

     (d) Options, Warrants, and Rights. The Company does not have outstanding any options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements, or understandings to issue, any shares of its capital stock or other securities.

     (e) Subsidiaries. The Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture, or limited liability company or have any direct or indirect equity or ownership interest in any other corporation, partnership, joint venture, limited liability company, or other business.

     (f) Financial Statements. The Balance Sheets of the Company as of December 31, 2002, December 31, 2003, and March 31, 2004, and the Statements of Operations for the two years ended December 31, 2003, and the three months ended March 31, 2004 and all related schedules and notes to the foregoing, have been prepared by the Company without audit. The foregoing financial statements have not been prepared in accordance with generally accepted accounting principles. To the knowledge of the Company, the foregoing financial statements are correct and complete, and present fairly, in all material respects, the financial position, results of operations, and changes of financial position of the Company as of their respective dates and for the periods indicated. To the knowledge of the Company, the Company does not have any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the balance sheet (the "Company Base Balance Sheet") as of March 31, 2004, (the "Base Balance Sheet Date"), or incurred since the Base Balance Sheet Date in the ordinary course of business or as contemplated by this Agreement.

     (g) Books and Records. To the knowledge of the Company, the books of account and other corporate records of the Company are complete and accurate, have been maintained in accordance with reasonable business practices, and the matters contained therein are appropriately reflected in the Company's financial statements.


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     (h) No Material Change. To the knowledge of the Company, since the Base
Balance Sheet Date, there has not been and there is not threatened (i) any material adverse change in the business, assets, properties, financial condition, or operating results of the Company, (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of the Company, which materially affects or impairs its ability to conduct its business, or
(iii) any mortgage or pledge of any assets or properties of the Company, or any indebtedness incurred by the Company other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

     (i) Actions in the Ordinary Course of Business. To the knowledge of the Company, since the Base Balance Sheet Date, the Company has not (i) taken any action outside of the ordinary and usual course of business; (ii) borrowed any money or become contingently liable for any obligation or liability of another;
(iii) failed to pay all of its debts and obligations as they became due; (iv) incurred any debt, liability, or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $100,000 with respect to the same supplier or customer; (v) knowingly waived any right of substantial value; (vi) failed to use its reasonable efforts to preserve its business organization intact, to keep available the services of its employees, or to preserve its relationships with its customers, suppliers, and others with which it deals; or (vii) increased or committed to increase the salary, fee, or compensation of any officer, employee, independent contractor, agent, firm, or person performing services for it.

     (j) Title to Assets and Properties. The Company has good and marketable title to all of its personal assets and properties, including all assets and properties reflected in the Company Base Balance Sheet or acquired subsequent to the Base Balance Sheet Date, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest, or title retention or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of the Company or the ownership of its assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of the assets or properties of the Company or materially impair the use thereof in the operation of its business, except in each case as disclosed in the Company Base Balance Sheet. All leases pursuant to which the Company leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms. The Company owns or has the right to use all assets, rights, and properties necessary to conduct its business as currently conducted.

     (k) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Shareholders, threatened against the Company, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to the Company, would individually or in the aggregate have an adverse effect on the business, assets, properties, operating results, prospects, or condition, financial or otherwise, of the Company.


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     (l) Rights and Licenses. To the knowledge of the Company, the Company is not subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, registration, consent, approval, or authorization. To the knowledge of the Company, the Company has all licenses, permits, franchises, certificates, registrations, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it. To the knowledge of the Company, the Company's and Shareholders' Disclosure Schedule will contain a true, correct, and complete list of licenses, permits, franchises, certificates, registrations, consents, approvals, and authorizations of whatever kind and type held by the Company for the conduct of the Company's business.

     (m) Intellectual Property. To the knowledge of the Company, the Company owns or holds all of the rights to use all logos, trademarks, trade names, Internet domain names, trade secrets, fictitious names, service marks, proprietary processes, patents, and copyrights that are used in or necessary to the operation of its business (collectively, "Intellectual Property"). To the knowledge of the Company, the Company's and Shareholders' Disclosure Schedule will set forth a true, complete, and correct list of all of the Intellectual Property owned or used by the Company, including but not limited to all Internet "domain names" used by the Company that are registered with a U.S. or foreign domain name registrar, the names of all software programs used by the Company, copies of the software user licenses, and a list of all trademark and copyright registrations applied for and/or issued with respect to the Intellectual Property, including any foreign copyright registrations or interests under any international copyright conventions or treaties. Shareholders are not aware of any facts, claims, or circumstances that would enable any person or entity to challenge the Company's ownership of or right to use any of the Intellectual Property, including the Company's copyrights or trademarks, its rights to register such copyrights or trademarks, and the right to seek all available protections and remedies against any party that infringes such copyrights or trademarks. To the knowledge of the Company, none of the matters covered by the Intellectual Property, nor any of the products or services sold or provided by the Company, nor any of the processes used or the business practices followed by the Company, infringes or has infringed upon any logo, trademark, trade name, trade secret, fictitious name, service mark, proprietary process, patent, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. The Company is not and, following the transaction contemplated by this Agreement, will not be obligated to pay any royalty or other payment with respect to any of the Intellectual Property, other than license, maintenance and other payments provided for in agreements for the Intellectual Property. The Company has taken all actions reasonably necessary under applicable law to protect all trade secrets and confidential information used or contained in the Intellectual Property including, but not limited to, limitation of access to such information, confidentiality agreements with employees, and advising its employees with access to such trade secrets or confidential information regarding the status of such trade secrets or confidential information.

     (n) No Violation. To the knowledge of the Company, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate or result in a breach by the Company of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of the Company, or

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(ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of the Company is subject or by which the Company is bound.

     (o) Taxes. To the knowledge of the Company, the Company has duly filed in correct form all Tax Returns (as defined below) relating to the activities of the Company required or due to be filed (with regard to applicable extensions) on or prior to the date of this Agreement. To the knowledge of the Company, all such Tax Returns are accurate and complete in all material respects, and the Company has paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from it by federal, state, or local taxing authorities for all periods ending on or before the date of this Agreement, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to OneSource. To the knowledge of the Company, the amounts set up as reserves for Taxes on the books of the Company are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or, to the knowledge of the Company, threatened against the Company. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States, or any state, local, or foreign government or subdivision or agency thereof and any interest, penalties, or additions attributable thereto, and the term "Tax Return" shall mean any report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person. The Company has duly and validly filed elections for C corporation status under the Internal Revenue Code; none of such elections have been revoked or terminated; and neither the Company nor any shareholder of the Company has taken any action that would cause a termination of such election.

     (p) Accounts Receivable. To the knowledge of the Company, the accounts receivable of the Company have been acquired in the ordinary course of business, are valid and enforceable, and are fully collectible, subject to no known defenses, set-offs, or counterclaims, except to the extent of the reserve reflected in the books of the Company or in such other amount that is not material in the aggregate.

     (q) Contracts. The Company is not a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing, (ii) any collective bargaining or other contract or agreement with any labor union, (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the Company Base Balance Sheet, (iv) any employment agreement or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it, (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $10,000, (vi) any contract or agreement creating an obligation of $10,000 or more, (vii) any contract or agreement that by its terms does not terminate or is not terminable by it upon 30 days or less notice without penalty to it, (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other

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similar type of arrangement, (ix) any material license agreement, or (x) any contract that may result in a material loss or obligation to it. To the knowledge of the Company, all material contracts, agreements, and other arrangements to which the Company is a party are valid and enforceable in accordance with their terms; the Company and all other parties to each of the foregoing have performed all obligations required to be performed to date; neither the Company nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

     (r) Compliance with Law and Other Regulations. The Company is not subject to and, to the knowledge of the Company, has not been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or regulation or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

     (s) Environmental Matters.

          (i) To the knowledge of the Company, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any federal, state, or local environmental laws. There are no actual or, to the knowledge of Shareholders, threatened orders, notices, or other communications of or with respect to any actual or potential violation or failure to comply with any federal, state, or local environmental laws, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities, properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials (as defined in Section 2.1(s)(vii)) were generated, manufactured, refined, transferred, imported, used, or processed by Shareholders, the Company, or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (ii) There are no pending or, to the knowledge of Shareholders, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any federal, state, or local environmental laws, with respect to or affecting any of the Company's facilities or any other properties and assets (whether real, personal, or mixed) in which Shareholders or the Company have or had an interest.

          (iii) To the knowledge of the Company, none of the Shareholders, the Company, or any other person for whose conduct they are or may be held responsible has any environmental, health, and safety liabilities with respect to the Company's facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Shareholders or the Company (or any predecessor) have or had an interest, or at any property geologically or hydrologically adjoining such facilities or any such other property or assets.


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          (iv) To the knowledge of the Company, there are no Hazardous Materials present on or in the environment at the Company's facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Company's facilities or such adjoining property, or incorporated into any structure therein or thereon. To the knowledge of the Company, none of the Shareholders, the Company, any other person for whose conduct they are or may be held responsible, or any other person has permitted or conducted, or is aware of, any Hazardous Activity (as defined in Section 2.1(s)(vii)) conducted at or with respect to the Company's facilities or any other properties or assets (whether real, personal, or mixed) in which Shareholders or the Company have or had an interest.

          (v) There has been no Release (as defined in Section 2.1(s)(vii)) or, to the knowledge of Shareholders, any threat of Release, of any Hazardous Materials at or from the Company's facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Shareholders or the Company have or had an interest, or any geologically or hydrologically adjoining property, whether by Shareholders, the Company, or any other person.

          (vi) For purposes of this Section 2.1(s), the following terms shall have the following definitions:

     "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Company's facilities or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Company's facilities, or that may affect the value of the Company's facilities or the Company.

     "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any federal, state, or local environmental law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

     (t) Insurance. The Company maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts as the Company deems appropriate, all as will be set forth on the Company's and Shareholders' Disclosure Schedule.

     (u) Articles, Bylaws, and Minute Books. Shareholders have delivered to OneSource true and complete copies of the Articles of Incorporation, Bylaws, and minute books of the Company as currently in effect. The Shareholders have no knowledge of any material omissions or inaccurate records of meetings and other corporate actions held or taken by the Boards of Directors (or committees of the Boards of Directors) and shareholders of the Company since its incorporation that would adversely affect the transactions contemplated by this Agreement.

     (v) Employees. The Company has never maintained or contributed to any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, any stock option plan, stock purchase plan, deferred compensation plan, or other similar employee benefit plan. The Company has never contributed to any "multi-employer pension plan," as such term is defined in Section 3(37)(A) of ERISA.

     (w) No Dividends or Other Payments to Directors, Officers, Shareholders, or Others. Since the Base Balance Sheet Date, there has not been any purchase or redemption of any shares of capital stock of the Company or any transfer, distribution or payment by the Company, directly or indirectly, of any money or other assets or properties to any director, officer, shareholder, or any of their affiliates or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the Company Base Balance Sheet or payments in the ordinary course of business or for goods or services in other than arm's length transactions.

     (x) Accuracy of Statements. If the Company becomes aware of any material inaccuracy, in any representation or warranty of OneSource prior to Closing, the Company will notify OneSource of such material inaccuracy.

     (y) WARRANTY DISCLAIMER. THE PARTIES HERETO AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES AND EXHIBITS HERETO, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED.

     (z) Definition of Knowledge. "Knowledge of the Company" (or words of similar import) shall mean the actual knowledge of any of the Shareholders.

     2.2 Further Representations and Warranties of Shareholders. Except as will be set forth on the Company's and Shareholders' Disclosure Schedule which shall be delivered no later than seven (7) days after conclusion of the Audit, relate back to the representation and warranties of the Company and Shareholders as if made as of the date of this Agreement and will be attached hereto, each Shareholder makes the following further representations and warranties as to himself or herself:

     (a) Ownership of Capital Stock of the Company. Such Shareholder owns the number of Shares of the Company's common stock set forth beside such Shareholder's name on Schedule 1.5(b) attached to this Agreement. Such Shareholder has good, marketable, and unencumbered title to such Shares and there are no restrictions on his or her right to transfer such Shares to OneSource pursuant to this Agreement.

     (b) Rights to Acquire Shares. Such Shareholder does not have any outstanding options, warrants, or other rights to purchase or subscribe for or contracts or commitments to sell, or any interests, instruments, evidences of indebtedness, or other securities convertible in any manner into, shares of Company's capital stock.

     (c) Power to Execute Agreement. Such Shareholder has full power and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of such Shareholder. No other proceedings on the part of the Shareholders, including a meeting of shareholders, are necessary to authorize the execution and delivery by the Shareholders of this Agreement or the consummation by the Shareholders of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, such Shareholder, enforceable against such Shareholder in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     (d) Agreement Not in Breach of Other Instruments. To the knowledge of the Shareholders, the execution and delivery of this Agreement by such Shareholder, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which such Shareholder is a party or by which such Shareholder is bound, or any judgment, decree, order, or award of any court, governmental body or arbitrator, or any law, rule, or regulation applicable to such Shareholder.

     (e) Reliance Upon Shareholder's Advisors. Such Shareholder acknowledges that he or she has been encouraged to rely upon the advice of his or her legal counsel and accountants or other financial advisers with respect to the financial, tax, and other considerations relating to the acquisition of OneSource's Common Stock and OneSource's Promissory Note. Such Shareholder represents and warrants that he or she has reviewed with his or her own tax advisors the federal, state, local, and foreign tax consequences of the investment in OneSource's Common Stock and OneSource's Promissory Note. Such Shareholder is relying solely on such advisors and not on any statements or representations of OneSource or any of its officers, directors, employees, or agents and understands that such Shareholder (and not OneSource) shall be responsible for his or her own tax liability, if any, that may arise as a result of the acquisition of OneSource's Common Stock and OneSource's Promissory Note or the transactions contemplated by this Agreement.

     (f) Intent and Access. Such Shareholder is acquiring the shares of OneSource's Common Stock and OneSource's Promissory Note without a view to the public distribution or resale in violation of any applicable federal or state securities laws. Such Shareholder acknowledges that the shares of OneSource's Common Stock and OneSource's

Promissory Note are not registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and cannot be sold publicly without registration thereunder or an exemption from such registration. Such Shareholder understands that certificates for such shares and such note will contain a legend with respect to the restrictions on transfer under federal and applicable state securities laws as well as the fact that the shares and such note are "restricted securities" under such federal and state laws. Such Shareholder has been furnished with such information, both financial and non-financial, with respect to the operations, business, capital structure, and financial position of OneSource and its subsidiaries as he or she, or it believes necessary and has been given the opportunity to ask questions of and receive answers from OneSource and its subsidiaries and their officers concerning One Source and its subsidiaries. Without limiting the foregoing, such Shareholder specifically acknowledges the receipt of OneSource's Form 10-KSB Report for the fiscal year ended December 31, 2003. If a Shareholder becomes aware of any material inaccuracy in any representation or warranty of OneSource prior to Closing, the Shareholder will notify OneSource of such material inaccuracy.

     (g) Accuracy of Statements. To the knowledge of the Shareholders, neither this Agreement nor any statement, list, certificate, or other information furnished by the Company or such Shareholder to OneSource in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

     (h) WARRANTY DISCLAIMER. THE PARTIES HERETO AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES AND EXHIBITS HERETO, THE SHAREHOLDERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED.

     (i) Definition of Knowledge. "Knowledge of the Shareholders" (or words of similar import) shall mean the actual knowledge of any of the Shareholders.

     2.3 Representations and Warranties of OneSource. Except as otherwise set forth in OneSource's Disclosure Schedule which shall be delivered within seven
(7) days after conclusion of the Audit, relate back to the representation and warranties of OneSource as if made as of the date of this Agreement and will be attached hereto and which will be acknowledged as received by Shareholders, OneSource represents and warrants to Shareholders as follows:

          (a) Due Incorporation, Good Standing, and Qualification. OneSource and each of its subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of their jurisdictions of incorporation with all requisite corporate power and authority to own, operate, and lease their assets and properties and to carry on their business as now being conducted. To the knowledge of OneSource, neither OneSource nor any of its subsidiaries is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement with reference to OneSource, the term "subsidiaries" shall include all direct or indirect subsidiaries of OneSource other than the Company. No representation or warranty relating to OneSource, OneSource's consolidated financial position, or OneSource and its subsidiaries taken as a whole shall be deemed to be breached as a result of any circumstances that would constitute a breach of a representation or warranty by the Company.

          (b) Corporate Authority. OneSource has the corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Board of Directors of OneSource has duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of OneSource, including a meeting of OneSource's shareholders, are necessary to authorize the execution and delivery by OneSource of this Agreement or the consummation by OneSource of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, OneSource, enforceable against OneSource in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     (c) Capital Stock. As of the date hereof, OneSource has authorized capital stock consisting of 100,000,000 shares of common stock, $.001 par value (the "Common Stock"), of which 40,292,623 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, $.001 par value, of which no shares are issued and outstanding. As of such date, 2,065,000 shares of OneSource's Common Stock were reserved for issuance upon the exercise of outstanding stock options. All of the issued and outstanding shares of capital stock of OneSource and each of its subsidiaries have been validly authorized and issued and are fully paid and nonassessable.

     (d) Options, Warrants, and Rights. Neither OneSource nor any of its subsidiaries has outstanding any options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements, or understandings to issue, any shares of their capital stock or other securities, other than those referred to in Section 2.3(c).

     (e) Subsidiaries. The outstanding shares of capital stock of the subsidiaries of OneSource owned by OneSource or any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances. OneSource does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture, or limited liability company or have any direct or indirect equity or ownership interest in any other corporation, partnership, joint venture, limited liability company, or other business.

     (f) Financial Statements. The Consolidated Balance Sheets of OneSource and its subsidiaries as of December 31, 2002 and December 31, 2003 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, and the Consolidated Statements of Cash Flows of OneSource and its subsidiaries for the two years ended December 31, 2003, and all related schedules and notes to the foregoing, have been reported on by Epstein, Weber & Conover, P.L.C., independent public accountants. To the knowledge of OneSource, all of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis (except as described therein), are correct and complete, and present fairly, in all material respects, the financial position, results of operations, and changes of financial position of OneSource and its subsidiaries as of their respective dates and for the periods indicated. To the knowledge of OneSource, neither OneSource nor any of its subsidiaries has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of OneSource and its subsidiaries as of December 31, 2003 ("OneSource's Base Balance Sheet"), or incurred since the date of OneSource's Base Balance Sheet, in the ordinary course of business or as contemplated by this Agreement.

     (g) No Material Change. To the knowledge of OneSource, since the date of OneSource's Base Balance Sheet, there has not been and there is not threatened
(i) any material adverse change in the business, assets, properties, financial condition, or operating results of OneSource or its subsidiaries taken as a whole, (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of OneSource or its subsidiaries, which materially affects or impairs their ability to conduct their business, or (iii) any mortgage or pledge of any material amount of the assets or properties of OneSource or any of its subsidiaries, or any leases, obligations or indebtedness incurred by OneSource or any of its subsidiaries, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

     (h) Title to Assets and Properties. OneSource and its subsidiaries have good and marketable title to all of their respective real and personal assets and properties, including all assets and properties reflected in OneSource's Base Balance Sheet, or acquired subsequent to the date of OneSource's Base Balance Sheet, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest, or title retention or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of OneSource and its subsidiaries or the ownership of their assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of OneSource and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in OneSource's Base Balance Sheet. All leases pursuant to which OneSource or any of its subsidiaries lease any substantial amount of real or personal property are valid and effective in accordance with their respective terms. OneSource and each of its subsidiaries own or have the right to use all assets, rights, and properties necessary to conduct their business as currently conducted.

     (i) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of OneSource, threatened against OneSource or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to OneSource or its subsidiaries, would individually or in the aggregate have an adverse effect on the business, assets, properties, operating results, prospects, or condition, financial or otherwise, of OneSource and its subsidiaries taken as a whole.

     (j) No Violation. To the knowledge of OneSource, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by OneSource or any of its subsidiaries of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of OneSource or any of its subsidiaries, or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of OneSource or any of its subsidiaries is subject or by which OneSource or any of its subsidiaries is bound.

     (k) Taxes. To the knowledge of OneSource, OneSource has duly filed in correct form all Tax Returns relating to the activities of OneSource and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the date of this Agreement. To the knowledge of OneSource, all such Tax Returns are accurate and complete in all material respects, and OneSource has paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, or local taxing authorities for all periods ending on or before the date of this Agreement, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Shareholders. To the knowledge of OneSource, the amounts set up as reserves for Taxes on the books of OneSource and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or, to the knowledge of OneSource, threatened against OneSource or any of its subsidiaries.

     (l) Compliance with Law and Other Regulations. OneSource nor any of its subsidiaries is subject to, and to the knowledge of OneSource, has not been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or regulation or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

     (m) Status of OneSource Common Stock Being Issued. The shares of OneSource Common Stock issued in partial payment for the Shares will be at the Effective Date validly authorized and issued, fully paid, nonassessable, and free of preemptive or other similar rights. The shares of OneSource Common Stock will not be registered under the Securities Act, are being issued to the Shareholders pursuant to a valid exemption from registration under the Securities Act, and will be subject to the resale restrictions required by Rule 144 promulgated pursuant to the Securities Act.

     (n) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished by OneSource to Shareholder in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     (o) OneSource Financing Related to this Agreement. The Shareholders and the Company acknowledge that OneSource may obtain additional outside financing in connection with the funds required to close the transactions related to this Agreement (the "Acquisition Financing"). The representations and warranties of OneSource are qualified in their entirety to the extent necessary to reflect the impact of such financing, including the possibility that OneSource will incur debt, issue additional equity securities, or grant other rights to acquire securities in connection with such financing. Nothing contained in this provision is intended to negate the covenants of OneSource after the Effective Date set forth in Section 4.2(g) without the consent of Robert Thomason, which will not be unreasonably withheld or delayed.

     (p) Access. OneSource has been furnished with such information, both financial and non-financial, with respect to the operations, business, capital structure, and financial position of the Company as it believes necessary and has been given the opportunity to ask questions of and receive answers from the Company and the Shareholders concerning the Company. Notwithstanding the foregoing sentence, OneSource shall be entitled to rely on the representations and warranties of the Company and Shareholders herein regardless of any other documents or statements of the Company or Shareholders. If OneSource becomes aware of any material inaccuracy in any representation or warranty of the Company or Shareholders prior to Closing, OneSource will notify the Company of such material inaccuracy.

     (q) WARRANTY DISCLAIMER. THE PARTIES HERETO AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES AND EXHIBITS HERETO, ONESOURCE MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED.

     (r) Definition of Knowledge. "Knowledge of OneSource" (or words of similar import) shall mean the actual knowledge of Len Ksobiech and Michael Hirschey.

     2.4 Survival of Representations and Warranties. Each of the representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of two (2) years from the Effective Date (the "Expiration Date"), irrespective of any investigations or inquiries made by any party or any knowledge that any party may possess, and each party shall be entitled to rely upon such representations and warranties irrespective of any investigations, inquiries, or knowledge. No claim for recovery pursuant to Section 7 of this Agreement that alleges a breach of representation or warranty may be asserted after the Expiration Date; provided however, that claims first asserted pursuant to Section 7 of this Agreement prior to the Expiration Date shall not thereafter be barred.

                                   SECTION 3
                              PRE-CLOSING COVENANTS

     3.1 Covenants of Shareholders and the Company. Shareholders and the Company agree that, unless OneSource otherwise agrees in writing and, except as set forth in the Company's and Shareholders' Disclosure Schedule, between the date of this Agreement and the Effective Date:

     (a) Preservation of Business. Shareholders shall use their best efforts, and shall use their best efforts to cause the Company to, (i) preserve intact the present business organization of the Company, (ii) preserve the present goodwill and advantageous relationships of the Company with all persons having business dealings with the Company, (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trade secrets, trademarks, proprietary processes, copyrights, bonds, and other similar rights of the Company that are material to its business, and (iv) keep intact its relationships with its employees, representatives, and agents that are material to its business. Except as contemplated by this Agreement, the Company shall not, and Shareholders shall not permit or cause the Company to, enter into any employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 30 days. Shareholders shall, and shall cause the Company to, maintain in force all property, casualty, fiduciary, directors' and officers', and other forms of insurance that it is presently carrying.

     (b) Ordinary Course. Shareholders shall, and shall cause the Company to, operate its business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, the Company shall not, nor shall Shareholders permit the Company to, (i) encumber or mortgage any property or assets, (ii) refinance the Bank of Ozark's debt without OneSource's consent, (iii) incur any obligation (contingent or otherwise) to purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business, (iv) acquire any stock or other equity interest in any corporation, trust or other entity, (v) waive any material rights, or (vi) pay any consulting or management fees in any material amount.

     (c) Books and Records. Shareholders and the Company shall maintain the Company's books, accounts, and records in the usual, regular, and ordinary manner, and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of its business.

     (d) No Organic Change. The Company shall not, and Shareholders shall not cause the Company to, (i) amend the Company's Articles of Incorporation or Bylaws, (ii) make any change in the Company's capital stock by reclassification, subdivision, reorganization, or otherwise, or (iii) merge or consolidate with any other corporation, trust or entity, or change the character of the Company's business.

     (e) No Issuance of Shares, Options, or Other Securities. The Company shall not, and Shareholders shall not cause the Company to, (i) issue any shares of the Company's capital stock, or (ii) grant any option, warrant, or other right to purchase or to convert any obligation into shares of the Company's capital stock.

     (f) Compensation. Neither Shareholders nor the Company shall (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of the Company's Base Balance Sheet, except in accordance with normal and customary practice, or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement.

     (g) Non-Solicitation. From the date of this Agreement through and including September 30, 2004, the Company shall not, nor shall Shareholders authorize or permit any officer, director, employee, partner, or any investment banker, attorney, or other advisor or representative or affiliate of the Company, directly or indirectly, to (i) solicit, initiate, or encourage the submission of proposals or offers from any other person or entity relating to any Acquisition Proposal (as hereinafter defined); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the Company's business, properties, or assets to any other person or entity in connection with any Acquisition Proposal; (iii) participate in any discussions or negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (iv) enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. As used in this Section 3.1(g), the term "Acquisition Proposal" shall mean any of the following transactions involving the Company, other than the transactions contemplated by this Agreement: (i) any merger, consolidation, share exchange, reorganization, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in a single transaction or series of transactions), of assets either constituting 10% or more of the assets of the Company, or which generate 10% or more of consolidated revenue of the Company; (iii) any tender offer or exchange offer for 10% or more of the outstanding equity interests of the Company, or the filing of a registration statement under the Securities Act of 1933 in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) having been formed, which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then-outstanding shares of capital stock of the Company (other than persons or "groups" that beneficially own or have the right to acquire beneficial ownership of 10% of more of the outstanding shares of capital stock of the Company as of the date hereof); or (v) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (h) Dividends. The Company shall not, and Shareholders shall not cause the Company to, declare, make, or pay any dividend or other distribution with respect to its capital stock or otherwise or purchase, redeem, or otherwise acquire any shares of its capital stock.

     (i) Confidentiality. Until the Effective Date, the Company and Shareholders shall maintain as confidential the discussions with OneSource and the terms and conditions of this Agreement and the other agreements to be executed in connection herewith and, except as required by law, will not make any trade, press, or other announcement or disclosure in relation to such discussions, whether before or after the Effective Date, without the prior written consent of OneSource.

     (j) Obligation to Update Information. The Company and Shareholders shall promptly give OneSource written notice of the existence or occurrence of any condition that would make any representation or warranty of Shareholders untrue or result in the breach of any agreement or covenant by the Company or any Shareholder, or that might reasonably be expected to prevent the consummation of the transactions herein contemplated.

     (k) Consents and Approvals. The Company and Shareholders shall use their best efforts to obtain all necessary consents and approvals of the Board of Directors and Shareholders of the Company and any other persons and governmental authorities to the performance by the Company of the transactions contemplated by this Agreement. The Company and Shareholders shall make all filings, applications, statements, and reports to all federal and state government agencies or entities that are required to be made prior to the Effective Date by or on behalf of the Company pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

     (l) Access to Properties, Information, and Personnel. Until the Effective Date, the Company and Shareholders shall make available to OneSource and its representatives for inspection during regular business hours and upon reasonable request all of the assets, properties, facilities, and agreements related to the Company and its business and the books, records, accounts, and financial statements related to the Company and its business as OneSource or its representatives shall reasonably request and allow OneSource and its representatives the right to make whatever copies of such materials they require. OneSource and its representatives shall have the right, during regular business hours and upon reasonable request, to interview those of the Company's employees whose employment with the Company is material to the Company's business.

     (m) NCR Litigation. From the date of this Agreement through the Closing Date, the Company shall update OneSource on all material developments related to the NCR Litigation and shall consult with OneSource concerning any settlement proposals and shall obtain the consent of One Source to enter into any settlement or stipulation, which consent shall not be unreasonably withheld.

     3.2 Covenants of OneSource. OneSource agrees that, unless Shareholders otherwise agree in writing and except as set forth in OneSource's Disclosure Schedule, between the date of this Agreement and the Closing Date:

     (a) Preservation of Business. OneSource shall use its best efforts to (i) preserve intact the present business organization of OneSource and its subsidiaries, (ii) preserve the present goodwill and advantageous relationships of OneSource and its subsidiaries with investors and all other persons having business dealings with OneSource and its subsidiaries, (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of OneSource and its subsidiaries that are material to its business, and (iv) keep intact its relationships with its employees, representatives, and agents that are material to its business.

     (b) Ordinary Course. OneSource and its subsidiaries shall operate their businesses only in the usual, regular, and ordinary course and manner.

     (c) Obligation to Update Information. OneSource shall promptly give the Company and Shareholders written notice of the existence or occurrence of any condition that would make any representation or warranty of OneSource untrue or result in the breach of any agreement or covenant by OneSource, or that might reasonably be expected to prevent the consummation of the transactions herein contemplated.

     (d) Consents and Approvals. OneSource shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by OneSource of the transactions contemplated by this Agreement. OneSource shall make all filings, applications, statements, and reports to all federal and state government agencies and entities that are required to be made prior to the Closing by or on behalf of OneSource or its subsidiaries pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

     (e) No Organic Change. Except in connection with the transactions contemplated, by this Agreement, OneSource shall not (i) amend the its Articles of Incorporation or Bylaws, (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise, or (iii) merge or consolidate with any other corporation, trust or entity, or change the character of its business.

     (f) No Issuance of Shares, Options, or Other Securities. OneSource shall not (i) issue any shares of its capital stock, or (ii) grant any option, warrant, or other right to purchase or to convert any obligation into shares of its capital stock.

     (g) Compensation. OneSource shall not (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of the OneSource's Base Balance Sheet, except in accordance with normal and customary practice, or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement.

     (h) Dividends. OneSource shall not declare, make, or pay any dividend or other distribution with respect to its capital stock or otherwise or purchase, redeem, or otherwise acquire any shares of its capital stock.

     (i) Confidentiality. Until the Effective Date, OneSource shall maintain as confidential the discussions with the Company and the Shareholders and the terms and conditions of this Agreement and the other agreements to be executed in connection herewith and, except as required by law, will not make any trade, press, or other announcement or disclosure in relation to such discussions, whether before or after the Effective Date, without the prior written consent of the Company and the Shareholders.

     (j) OneSource Financing Related to this Agreement. The covenants of OneSource in this Section 3 are qualified in their entirety to the extent necessary to reflect the impact of the Acquisition Financing, including the possibility that OneSource will incur debt, issue additional equity securities, or grant other rights to acquire securities in connection with such financing. Nothing contained in this provision is intended to negate the covenants of OneSource after the Effective Date set forth in Section 4.2(g) without the consent of Robert Thomason, which will not be unreasonably withheld or delayed.

                                   SECTION 4
                       CONDITIONS PRECEDENT TO OBLIGATIONS

     4.1 Conditions Precedent to the Obligations of OneSource. The obligations of OneSource under this Agreement are, at the option of OneSource, subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company and Shareholders herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby.

          (b) Performance of Agreements. The Company and Shareholders shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with them on or prior to the Closing Date.

          (c) Corporate Approvals. All necessary corporate action on the part of the directors and shareholders of the Company adopting this Agreement and approving the transactions contemplated hereby shall have been taken by the Closing Date.

          (d) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of the Company.

          (e) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of OneSource make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

          (f) Due Diligence Review. OneSource shall have completed to its reasonable satisfaction a due diligence investigation of the Company, including but not limited to review of the Company's books, business operations, and records of the business. Such review may be made by any person, agent, company, or entity so designated by OneSource.

          (g) Shareholder Releases. At the Closing, each Shareholder shall execute and deliver to OneSource a release in the form attached as Exhibit C to this Agreement (the "Releases").

          (h) Delivery of Audited Financial Statements. At or prior to the Closing, Shareholders shall have delivered to OneSource the Company's Balance Sheets as of December 31, 2002 and December 31, 2003, and the Company's Statements of Operations, Statements of Shareholders' Equity, and Statements of Cash Flows for the two years ended December 31, 2003, and all related schedules and notes to the foregoing, as audited and reported on by independent public accountants selected by OneSource in its sole discretion; provided that

OneSource shall pay all fees and expenses of such accountants in connection with such audit. Such audited financial statements shall be satisfactory in form and substance to OneSource, in its sole discretion.

          (i) Other Deliveries by Shareholders. At the Closing, Shareholders shall deliver (i) the certificate of Shareholders that all representations and warranties of the Company and Shareholders contained in this Agreement have been true and correct at all times between the date of this Agreement and the Closing Date; (ii) the certificate of the Secretary of the Company certifying to the resolutions constituting all necessary corporate action by the Board of Directors and shareholders of the Company to authorize the consummation of the transactions provided for herein; (iii) the stock books and records, corporate minute books, and corporate seal of the Company; and
(iv) the written consents to assignment of all parties whose consent is necessary to the continued effectiveness and validity, after assignment as provided herein, of all contracts, agreements, mortgages, or leases to which Company is a party.

          (j) Proceedings Satisfactory to Counsel. All proceedings taken by the Company and Shareholders and all instruments executed and delivered by the Company or Shareholders on or prior to the Closing Date in connection with the transactions herein contemplated shall be satisfactory in form and substance to counsel for OneSource.

     4.2 Conditions Precedent to the Obligations of the Company and Shareholders. The obligations of the Company and Shareholders under this Agreement are, at the option of the Company and Shareholders, subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Accuracy of Representations and Warranties. The representations and warranties of OneSource herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby.

          (b) Performance of Agreements. OneSource shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by OneSource on or prior to the Closing Date.

          (c) Corporate Approval. All necessary corporation action on the part of the directors and shareholders of OneSource approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by the Closing Date.

          (d) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of OneSource, except to the extent such change relates to the Acquisition Financing.

          (e) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of the Company or

Shareholders make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

          (f) Other Deliveries by OneSource. At the Closing, OneSource shall deliver (i) the certificate of an executive officer of OneSource that all representations and warranties of OneSource contained in this Agreement have been true and correct at all times between the date of this Agreement and the Closing Date, and (ii) the certificate of the Secretary of OneSource certifying to the resolutions constituting all necessary corporate action by the Board of Directors of OneSource to authorize the consummation of the transactions provided for herein.

          (g) Agreement of Key Shareholders of OneSource. At the Closing, OneSource shall cause the key shareholders of OneSource described on Exhibit D to deliver a shareholders agreement restricting the sale or transfer of shares of OneSource until the earlier to occur of the payment of the OneSource Promissory Notes or the period of time equal to the period of time Robert H. Thomason is restricted from selling or transferring his shares of OneSource as a result of the shares delivered to him being "restricted securities" under the federal securities laws.

          (h) Employment Agreements. At the Closing, OneSource shall deliver the Employment Agreements.

          (i) Proceedings Satisfactory to Counsel. All proceedings taken by OneSource and all instruments executed and delivered by and on or prior to the Closing Date in connection with the transactions herein contemplated shall be satisfactory in form and substance to counsel for Shareholders.

          (j) Guarantees and Shareholder Debt. The personal guarantee of Robert Thomason of the Bank of the Ozark's debt of the Company shall have been released and all loans to Robert Thomason from the Company (in the estimated amount of $300,000) shall be paid on or prior to Closing.

                                   SECTION 5
                             POST-CLOSING COVENANTS

     5.1 Section 338(h)(10) Election. At OneSource's request, OneSource and Shareholders shall join in the filing of an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the purchase and sale of the Shares hereunder. At OneSource's request, Shareholders shall join OneSource in making corresponding elections under any state, local, or foreign tax law. OneSource shall prepare all such elections, including forms required to be filed in order to make such elections.

     5.2 Covenants of Shareholders. Shareholders shall, at OneSource's cost and expense, provide all information or other assistance that may be reasonably requested by OneSource to enable One Source to prepare or cause to be prepared all federal, state, and local Tax Returns with respect to the Company for all periods prior to the Effective Date that have not as yet been filed.

     5.3 Non-competition, Non-disclosure, and Non-solicitation. OneSource is unwilling to enter into and perform this Agreement unless each Shareholder enters into the non-competition, non-disclosure, and non-solicitation agreements contained in this Section 5.3. To induce OneSource to enter into this Agreement, each Shareholder agrees as follows:

          (a) Non-competition. Neither such Shareholder nor any person or entity, directly or indirectly, in control of or controlled by such Shareholder (each, a "Shareholder's Affiliate") shall for a period of three years after the Effective Date (or such lesser period to the maximum extent provided by applicable law), directly or indirectly, for such Shareholder, such Shareholder's Affiliates, or on behalf of any other person, firm, partnership, corporation, or other entity, anywhere in the continental United States, engage in any business relating to financial institution item processing equipment maintenance services, financial institution item processing equipment installation and integration services, financial institution item processing equipment support products and services, value added equipment supply sales, and related product sales and services which competes with OneSource. The three-year period referred to in this Section 5.3(a) shall be stayed during any violation or breach of the terms of this
Section 5.3(a).

          (b) Confidential Information. Such Shareholder recognizes that the Company and OneSource are engaged in highly competitive businesses, the success of which is dependent upon confidential and proprietary information. Such Shareholder agrees that such Shareholder and each of such Shareholder's Affiliates will maintain in strict secrecy and confidence all confidential, proprietary or other information relating to the Company's and OneSource's business, which information is obtained by or comes into the knowledge or possession of such Shareholder or such Shareholder's Affiliates. Furthermore, neither such Shareholder nor any of such Shareholder's Affiliates will, unless first authorized in writing by OneSource, disclose to any person, firm, or other entity, or use for the benefit of such Shareholder, such Shareholder's Affiliates or for the benefit of any person, firm, or other entity, at any time, after the date of this Agreement, any confidential information, relating to the Company's or OneSource's business. For purposes of this Agreement, confidential information will include, without limitation, any trade secrets, knowledge, or information with respect to processes, techniques, procedures, or know-how unique to the Company or OneSource, or to which the Company or OneSource has been given access in confidence by a third party pursuant to any agreement with that third party; the names of any of the Company's or OneSource's customers or vendors; the prices at which the Company or the OneSource obtains or has obtained or at which the Company or OneSource sells or has sold the Company's or OneSource's products or at which the Company or OneSource has bought materials or other supplies; or any other information of, about or concerning the business of the Company ("Confidential Information"). Such Shareholder understands and agrees that all Confidential Information is a valuable and special asset of the Company and OneSource and is important, material, and confidential, that such Confidential Information gravely affects the effective and successful conduct of the business of the Company and OneSource and the Company's and OneSource's goodwill, and that any breach of the terms of this Section
     5.3(b) is a material breach of this Agreement.

          (c) Nonsolicitation. Neither such Shareholder nor any of such Shareholder's Affiliates shall, for a period of three years after the Effective Date (or such lesser period to the maximum extent provided by applicable law), directly or indirectly, for such Shareholder, such

Shareholder's Affiliates, or on behalf of, or in connection with any person, firm, or other entity other than OneSource, request any past, present, or future suppliers or customers of the Company or OneSource to curtail or cancel their business with OneSource; solicit, canvas, accept, encourage, or authorize any other person to solicit, canvas, accept, authorize, or encourage, from any past or present supplier or customer of the Company or OneSource, any business for any other person, firm, or corporation engaged in a business the same as, similar to or in general competition with the business of the Company or OneSource; or induce or attempt to influence any employee, independent contractor, or agent of the Company or OneSource to terminate that person's employment with or engagement by Company or OneSource. The three-year period referred to in this Section 5.3(c) shall be stayed during any violation or breach of the terms of this Section 5.3(c).

          (d) Reasonableness and Remedies. Such Shareholder specifically acknowledges that the Company and OneSource currently operate their businesses throughout the United States, and the geographic and time restrictions in this Section 5.3 are necessary and reasonable. Such Shareholder hereby acknowledges and agrees that the restrictions set forth in this Section 5.3 are reasonable and necessary, that any violation thereof would result in substantial and irreparable injury to OneSource, and that OneSource may not have an adequate remedy at law with respect to any such violation. Accordingly, such Shareholder agrees that, in the event of any actual or threatened violation of this Section 5.3, OneSource shall have the right and privilege to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof.

          (e) Severability; Reformation. Each and every provision set forth in this Section 5.3 is independent and severable from the others, and no restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. If any provision of this Section 5.3 is unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable, and each Shareholder agrees that such scope may be modified by an arbitrator or judge in any proceeding to enforce this Section 5.3. This includes, without limitation, altering or enforcing only portions of the limits on activity restrictions, the geographic scope, and the duration of this Section 5.3 unless to do so would be contrary to law or public policy.

          (f) Termination. The provisions of Section 5.3 shall automatically terminate (i) if the OneSource Promissory Notes are not paid in full when due or (ii) as to any individual Shareholder, if his or her Employment Agreement provided for in Section 5.4 is terminated by OneSource without cause or terminated by the Shareholder for cause before the end of the initial term of such Employment Agreement.

     5.4 Employment Agreements. As of the Closing Date, OneSource and each of Robert H. Thomason, Mary H. Thomason, Randy H. Thomason, and Jon M. Thomason will execute and deliver employment or independent contractor agreements, as applicable, in the forms attached hereto as Exhibit E providing for the following:

          (a) Robert H. Thomason will serve as an independent contractor at a compensation rate of $157,000 per year for a period of one (1) year after the Effective Date or terminable upon payment of the OneSource Promissory Note to Robert H. Thomason;

          (b) Mary H. Thomason will serve as OneSource's Executive Assistant at a salary of $36,000 per year for a period of one (1) year after the Effective Date or terminable upon payment of the One Source Promissory Note to Mary H. Thomason;

          (c) Randy H. Thomason will serve as OneSource's President at a salary of $157,000 per year for a period of three (3) years after the Effective
Date; and

          (d) Jon M. Thomason will serve as OneSource's Executive Vice President of Field Services at a salary of $157,000 per year for a period of three
(3) years after the Effective Date.

     5.5 Registration Rights. On and after the Effective Date, the Shareholders shall be entitled to unlimited "piggyback" registration rights on registrations by OneSource for any new stock of OneSource being sold to the public, subject to customary cutbacks in the underwriter's discretion. OneSource and its underwriters shall have the right to terminate or withdraw any registration initiated by OneSource and to reduce (pro rata among the requesting Shareholders based upon the number of shares owned by such Shareholders) or eliminate the number of shares proposed to be registered on behalf of the Shareholders. These registration rights shall terminate immediately when the Shareholders can transfer the OneSource Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933.

     5.6 Protective Provisions. As of the Effective Date until such time as the Promissory Notes are fully paid, OneSource agrees to be bound by the following covenants:

          (1) OneSource covenants and agrees that, so long as any of the OneSource Promissory Notes are outstanding, it will:

          (i) Insurance. Keep adequately insured, by financially sound and reputable insurers acceptable to Robert H. Thomason ("Thomason"), which acceptance shall not be unreasonably withheld by Thomason, all property of OneSource of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations, and carry adequate liability insurance and other insurance of a kind generally carried by corporations engaged in the same or similar businesses similarly situated. OneSource further covenants that as of the date hereof, it presently maintains such insurance coverage with the insurance carriers and in the amounts listed on the OneSource Schedule attached hereto, which coverage, amounts and carriers are presently acceptable to Thomason.

          (ii) Payment of Taxes. Duly file all Federal, State and local income tax returns and all other tax returns and reports of OneSource which are required to be filed and pay when due all taxes and governmental charges assessed against or upon OneSource, its property, assets, income or franchises, except to the extent and so long as contested in good faith and for which liabilities adequate reserves are provided.

          (iii) Financial Data. Deliver to Thomason:

               (a) As soon as practicable and in any event within thirty (30) days after the end of each month an unaudited consolidated and consolidating statement of earnings of OneSource and all subsidiaries of OneSource for the period from the beginning of the current fiscal year to the end of such month, and an unaudited consolidated and consolidating balance sheet of OneSource and all subsidiaries of OneSource as at the end of such month, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by the principal financial officers of OneSource, subject to changes resulting from year-end adjustments;

               (b) As soon as practicable and in any event within forty-five
(45) days after the end of each fiscal quarter, an unaudited consolidated and consolidating statement of earnings and a statement of cash flow of OneSource and all subsidiaries of OneSource for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and an unaudited consolidated and consolidating balance sheet of OneSource and all subsidiaries of OneSource as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year , all in reasonable detail and certified by the principal financial officers of OneSource, subject to changes resulting from year-end adjustments;

               (c) As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, an audited, consolidated and consolidating statement of earnings and retained earnings and statement of cash flow of OneSource and all subsidiaries of OneSource for such year, an audited, consolidated and consolidating statement of changes in the financial condition of OneSource and all subsidiaries of OneSource for such year, and an audited, consolidated and consolidating balance sheet of OneSource and all subsidiaries of OneSource as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to Thomason.; and

               (d) With reasonable promptness, such other financial data as Thomason may reasonably request.

          (iv) Notice of default or event of default. Forthwith upon a default or an event of default by OneSource on an obligation of OneSource, OneSource will deliver to Thomason a written certificate signed by an officer specifying the nature thereof, the period of existence thereof and what action OneSource has taken or proposes to take with respect thereto.

     (2) OneSource covenants and agrees that, so long as any of the OneSource Promissory Notes are outstanding, it will not, without the prior written consent of Thomason (which consent shall not be unreasonably withheld):

          (i) Indebtedness. Create or incur any indebtedness except to trade creditors in the ordinary course of business.

          (ii) Merger or Consolidation. Merge into, consolidate with or acquire by any method any other entity, or permit any change in the identity of the OneSource's officers, directors or managers (except for changes necessitated by death, incapacity, natural retirement or similar causes).

          (iii) Sale of Property. Sell, lease, transfer or otherwise dispose of any property or assets except in the ordinary course of business.

          (iv) Distributions. Declare or incur any liability to make any distribution in respect of the capital stock of any of OneSource.

          (v) Issuance of Stock. Issue any capital stock or options to capital stock of OneSource or authorize any new types, varieties or classes of capital stock, either preferred or common, voting or nonvoting, or any bonds or debentures, subordinated or otherwise, or any stock warrants, or declare any stock splits.

          (vi) Capital Expenditures. Make any capital expenditures, or enter into any capitalized leases in an amount that exceeds $5,000.

          (vii) Default. Allow to occur, or to continue unremedied, any act, event or condition which constitutes a material event of default, or which, with the passage of time or giving of notice, or both, would constitute a material event of default under any agreement to which any of OneSource is a party or by which OneSource may be bound.

          (viii) Investments. OneSource will not make any advances or loans or extensions of credit to, or purchase any stock, bonds, notes, debentures or other securities of, make any expenditures on behalf of, or in any manner assume liability (direct, contingent or otherwise) for the indebtedness of any person or entity.

          (ix) Liens. Permit the imposition of or allow the continuance of any lien or encumbrance of any kind whatsoever on the property of OneSource.

          (x) Loans. Make any loan to any person or entity other than Employee Allowances in an amount of less than $1,000.

          (xi) Subsidiaries and Related Companies. (i) transfer any property to any affiliated, related, subsidiary or parent company ("Related Entity"),
(ii) purchase or sign any agreement to purchase any securities of any Related Entity (whether debt, equity or otherwise), underwrite or guarantee the same, or otherwise become obligated with respect thereto, or (iii) take any other action or permit any action to be taken with respect to any Related Entity which would jeopardize OneSource's ability to repay the OneSource Promissory Notes, or any portion thereof, as the same becomes due and payable.

          (xii) Nature of Business. Conduct or engage in any business if, as a result thereof, the general nature of the business which would thereafter be engaged in by

OneSource would be substantially changed from the general nature of the business engaged in on the date of this Agreement by OneSource.

Nothing contained herein shall be construed to require the approval or consent of Robert H. Thomason to the term of any OneSource financing to consummate the transactions related to in this Agreement or Acquisition Financing, nor shall the terms of any such Acquisition Financing constitute a default under any of the covenants. This provision shall survive the Closing.

     5.7 Further Assurances. On and after the Closing Date, Shareholders and OneSource shall execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as any party may reasonably request from time to time in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement.

                                   SECTION 6
                        WAIVER, MODIFICATION, ABANDONMENT

     6.1 Waivers. The failure of the Company or Shareholders to comply with any of their obligations, agreements, or conditions as set forth herein may be waived expressly in writing by OneSource, without the requirement for a vote of shareholders. The failure of OneSource to comply with any of its obligations, agreements, or conditions as set forth herein may be waived expressly in writing by the Company and Shareholders, without a vote of Shareholders.

     6.2 Modification. This Agreement may be modified at any time in any respect by the mutual consent of OneSource, the Company, and Shareholders, without further shareholder approval, except that the number of shares of OneSource Common Stock to be issued in exchange for the Shares may not be decreased without the consent of the Company's shareholders given by the same vote as is required under applicable state law for approval of this Agreement.

     6.3 Abandonment Prior to Closing Date. The Merger contemplated by this Agreement may be abandoned on or before the Closing Date:

          (a) By the mutual agreement of OneSource, the Company and Shareholders;

          (b) By OneSource, if any of the conditions provided in Section 4.1 shall not have been satisfied, complied with, or performed in any material respect, and OneSource shall not have waived such failure of satisfaction, noncompliance, or nonperformance;

          (c) By the Company or Shareholders, if any of the conditions provided in Section 4.2 shall not have been satisfied, complied with, or performed in any material respect, and the Company and Shareholders shall not have waived such failure of satisfaction, noncompliance, or nonperformance; or

          (d) At the option of OneSource, the Company or Shareholders, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the Merger contemplated by this Agreement, or if any order restraining or prohibiting the Merger shall have been issued by any court or governmental agency and shall be in effect.

     6.4 Notice of Termination. In the event of any termination pursuant to
Section 6.3 (other than pursuant to Section 6.3(a)), written notice setting forth the reasons thereof shall forthwith be given by the Company and Shareholders if they are the terminating party to OneSource, or by OneSource, if it is the terminating party, to the Company and Shareholders.

     6.5 Automatic Termination. This Agreement shall terminate automatically if the Effective Date shall not have occurred on or before November 15, 2004, or such later date as shall have been agreed to by OneSource, the Company and Shareholders under Section 6.2.

     6.6 Effect of Abandonment. If Merger is abandoned prior to the Effective Date, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party, and (b) OneSource on the one hand and the Company and Shareholders on the other hand shall each pay their own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of their counsel, accountants, investment bankers, and other experts. If this transaction does not take place as a result of the fault of any party, that party shall reimburse all fees, costs, expenses, and damages incurred or suffered by the other parties.

                                   SECTION 7
                                 INDEMNIFICATION

     7.1 Indemnification by Shareholders. Shareholders, jointly and severally, covenant and agree to defend, indemnify, and hold OneSource and its officers, directors, stockholders, employees, agents, representatives, and all other persons or entities charged or chargeable with responsibility or liability therefor (each a "OneSource Indemnitee") harmless for, from, and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees, costs, and expenses) incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action that any OneSource Indemnitee may suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of any Shareholder contained in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; and (b) the failure of the Company or any Shareholder to comply with, or the breach or the default by, the Company or any Shareholder of any of the covenants, warranties, or agreements made by the Company or any Shareholder contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement.

     7.2 Indemnification By OneSource. OneSource covenants and agrees to defend, indemnify, and hold each of the Shareholders and their respective officers, directors, stockholders, employees, agents, representatives, and all other persons or entities charged or chargeable with responsibility or liability therefor (each a "Shareholder Indemnitee") harmless for, from, and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees, costs, and expenses) incurred in the investigation, defense or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action that any Shareholder Indemnitee may suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of OneSource contained in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; (b) the failure to comply with, or the breach or the default by, OneSource of any of the covenants, warranties, or agreements made by OneSource in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (c) the operation of OneSource's business subsequent to the Effective Date to the extent permissible by applicable law.

     7.3 Notice and Right to Defend Third-Party Claims. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement (a "Third Party Claim"), OneSource or the Company and Shareholders, as the case may be, (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such Third Party Claim or to answer or otherwise plead in such action (but in any event within 30 days), the party from whom indemnification is sought (the "Indemnitor"). In case any Third Party Claim shall be asserted, or any suit, action, or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that the Indemnitor may wish, to assume the defense, conduct, compromise, or settlement thereof, at the Indemnitor's own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The assumption of the defense, compromise, and settlement of such Third Party Claim by the Indemnitor shall be an acknowledgement of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. The Indemnitor shall have the right to compromise or settle monetary claims. As to any compromise or settlement of any other claim, however, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of the Indemnitor's intent so to assume the defense, conduct, compromise, or settlement of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, compromise, or settlement of such action while the Indemnitor is diligently defending, conducting, compromising, or settling such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action, or proceeding and shall make the Indemnitor's counsel available to the Indemnitee, at the Indemnitor's expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such Third Party Claim and shall make personnel, books and records, and other information relevant to the Third Party Claim available to the Indemnitor to the extent that such personnel, books and records, and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, compromise, or settle such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed. Notwithstanding the above, if, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter that could have a material adverse effect on the business, operations, assets, properties, or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities of the Indemnitee under applicable tax laws), the Indemnitee shall have the right to control the defense, compromise, and settlement of such Third Party Claim undertaken by the Indemnitor, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligation of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not to control, the defense, compromise, and settlement of such Third Party Claim at its sole cost and expense.

     7.4 Indemnification Not to be Sole Remedy. The rights of indemnification provided for in this Section 7 shall not be the sole and exclusive remedy of any party hereto for any breach of any representation, warranty, or any other matter governed by this Agreement.

                                   SECTION 8
                                    GENERAL

     8.1 Brokers and Finders. Each of the parties hereto represents and warrants to the others that he or she has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has he or she had any dealings with any other person that may entitle such other person to a fee or commission from any other party hereto. Each of the parties shall indemnify and hold the others harmless for, from, and against any claim, demand, or damages whatsoever by virtue of any arrangement or commitment made by it with or to any person that may entitle such person to any fee or commission from the other parties to this Agreement.

     8.2 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid or (iv) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service, in each case addressed as follows:

   If to OneSource:                          with a copy given in the manner
                                             prescribed to:

   One Source Technologies, Inc.             Rogers & Theobald LLP
   15730 North 83rd Way, Suite 104           2425 East Camelback Road, Suite 850
   Scottsdale, Arizona  85260                Phoenix, Arizona  85016
   Attention:  Michael Hirschey              Attention: Michael D. Hool, Esq.
   Tel:    (480) 889-1177                    Tel:  (602) 852-5560
   Fax:    (480) 889-1166                    Fax:  (602) 852-5570
   e-mail:  mhirschey@1sourcetech.com        e-mail:  mhool@rogerstheobald.com
            -------------------------

   If to Shareholders:                       with a copy given in the manner
                                             prescribed, to:

   Robert H. Thomason                        Baxter & Jewell, PA
   18122 Cantrell Road                       One Information Way, Suite 210
   Little Rock, Arkansas  72223              Little Rock, Arkansas  72202
                                             Attention: John M. Jewell, Esq.
                                             Tel: (501) 664-9555
                                             Fax: (501) 664-9559
                                             e-mail: jjewell@baxterjewell.com

   Randy H. Thomason
   156 Hickory Creek Circle
   Little Rock, Arkansas  72212

   Mary H. Thomason
   18122 Cantrell Road
   Little Rock, Arkansas  72223

   Jon M. Thomason
   52 Chatel Drive
   Little Rock, Arkansas  72223

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.2 for the giving of notice.

     8.3 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer his, her, or its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

     8.4 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     8.5 Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of other parties hereto; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or the rules and regulations of the Securities and Exchange Commission, provided, that the disclosing party shall use its reasonable best efforts to advise the other parties prior to making the disclosure.

     8.6 Schedules and Exhibits; Entire Agreement. All Schedules and Exhibits attached to this Agreement as of the date of this Agreement or subsequently delivered no later than seven (7) days after the conclusion of the Audit are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement, together with the Schedules and Exhibits attached hereto as of the date of this Agreement or subsequently delivered no later than seven (7) days after the conclusion of the Audit, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever, with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the party or parties to be bound.

     8.7 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Arizona notwithstanding any Arizona or other conflict-of-law provisions to the contrary.

     8.8 Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     8.9 Costs and Expenses; Attorneys' Fees. Except as set forth in Section 4.1(h) and in the following two sentences, each party hereto shall bear its or his own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation and preparation of and the closing under this Agreement, and all matters incident thereto. In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover reasonable attorneys' fees incurred in connection with any court proceedings. After the Closing, OneSource shall pay the invoices for legal fees of Baxter & Jewell, P.A. that would otherwise have been approved and paid by Shareholders at the Closing of the Merger.

     8.10 Section Headings. The titles of sections and subsections contained in this Agreement are for convenience only. They form no part of this Agreement and they are not to be used in the construction or interpretation of this Agreement.

     8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

     8.12 Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite, or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties.

     8.13 Construction. Each party hereto acknowledges that it was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that such party and his, her, or its counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or any Exhibits or Schedules hereto or thereto.





                           (Signature Page to Follow)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ONESOURCE TECHNOLOGIES, INC.:



                                  By       /s/ Michael L. Hirschey
                                     ------------------------------------
                                  Name     Michael L. Hirschey
                                       ----------------------------------
                                  Title    CEO
                                        ---------------------------------


                                  FIRST FINANCIAL COMPUTER SERVICES, INC.



                                  By       /s/ Robert H. Thomason
                                     ------------------------------------
                                  Name     Robert H. Thomason
                                       ----------------------------------
                                  Title    President
                                        ---------------------------------


                                  SHAREHOLDERS:


                                  /s/ Robert H. Thomason
                                  ---------------------------------------
                                  Robert H. Thomason


                                  /s/ Mary H. Thomason
                                  ---------------------------------------
                                  Mary H. Thomason


                                  /s/ Randy H. Thomason
                                  ---------------------------------------
                                  Randy H. Thomason


                                  /s/ Jon M. Thomason
                                  ---------------------------------------
                                  Jon M. Thomason




                  (Signature Page of Revised Merger Agreement)

                                 SCHEDULE 1.5(b)
                                 ---------------

                                                                                  Principal
                                                              Number of Shares    Amount of
                        Number of Shares of the                      of           OneSource
Name of Shareholder             Company                          OneSource       Promissory
                           to be Transferred         Cash       Common Stock        Note
--------------------    -----------------------    --------   ----------------  -----------
Robert H. Thomason                76.5             $382,500      2,422,500        $255,000
Mary H. Thomason                  76.5             $382,500      2,422,500        $255,000
Randy H. Thomason                 73.5             $367,500      2,327,500        $245,000
Jon M. Thomason                   73.5             $367,500      2,327,500        $245,000
